GVI SECURITY SOLUTIONS, INC.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-122314

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated April 20, 2005)

This is a prospectus supplement to our prospectus dated April 20, 2005 relating to the resale from time to time by selling stockholders of up to 61,681,351 shares of our Common Stock, including shares issuable upon exercise of outstanding warrants and convertible securities. On May 19, 2005, we filed with the Securities and Exchange Commission a Current Report on Form 8-K. The text of the Form 8-K is attached to and a part of this prospectus supplement.

This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

The securities offered by the prospectus involve a high degree of risk. You should carefully consider the Risk Factors referenced on page 3 of the prospectus in determining whether to purchase the Common Stock.

The date of this prospectus supplement is May 19, 2005.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2005

GVI SECURITY SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21295	77-0436410
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

  2801 Trade Center Drive, Suite 120, Carrollton, Texas   75007

  (Address of principal executive office)   (Zip Code)

Registrant s telephone number, including area code: (972) 245-7353

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13c-4(c))

Item 8.01.	Other Events.

On May 18, 2005, a group of stockholders of GVI Security Solutions, Inc. (the Company ) beneficially holding in the aggregate approximately 32% of the outstanding shares of the Company s common stock, filed an amendment to a Schedule 13D with the Securities and Exchange Commission. In the amendment, these stockholders stated that they intend to engage in discussions with the Company s management and its Board of Directors concerning the business, operations and future plans of the Company and the composition of the Board of Directors, with the hope that the discussions will lead to an agreement on the Company's board nominees at the 2005 Annual Meeting of Stockholders of the Company. These discussions have commenced and are ongoing. In their amendment to the Schedule 13D these stockholders also stated that they may in the future take such actions with respect to their investment in the Company as they deem appropriate, including, among other thing, seeking Board representation and communicating with other stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2005

GVI SECURITY SOLUTIONS, INC.

By: /s/ Nazzareno E. Paciotti
Name: Nazzareno Paciotti
Title: Chief Executive Officer and Chief Financial Officer